Exhibit 10.1

[Guidant Letterhead]


December 15, 2005


Peter J. Mariani

Dear Peter:

You are an important part of our organization. We recognize that during this time of transition, your leadership and commitment are critical to Guidant's long-term success. We value the contributions you make and are pleased to offer you an engagement bonus to help you through this time of change.

Peter, we will offer an engagement bonus payment equal to $100,000, which will be earned if you remain employed by Guidant until the earlier of (1) eighteen months after Guidant is acquired by merger (a "Merger") or (2) September 30, 2007. The engagement bonus will be paid as follows:

     o An advance equal to 25% of the engagement bonus payment will be paid upon the earlier of (1) the close of a Merger or (2) March 31, 2006, in either case, if you remain employed with Guidant at that time;

     o An advance equal to 25% of the engagement bonus payment will be paid upon the earlier of (1) six months after the close of a Merger or (2) September 30, 2006, in either case, if you remain employed with Guidant at that time; and

     o The remaining 50% of the engagement bonus payment will be paid upon the earlier of (1) eighteen months after the close of a Merger or (2) September 30, 2007, in either case, if you remain employed with Guidant at that time.

The engagement bonus amount is before taxes, and the applicable income and payroll taxes will be withheld.

If your employment terminates for any reason, voluntarily or involuntarily, other than death or disability, prior to the end of the engagement period, (1) you will be obligated to pay back in full any advances of the engagement bonus within 30 days of your termination, and (2) you hereby waive payment of any amounts otherwise payable to you under Guidant's Change in Control Severance Plan to the extent of the total amount of any payments advanced and not paid back under this engagement bonus agreement, notwithstanding any provision in such Plan to the contrary; provided, however, that if you become an employee of another company as part of the divestiture by Guidant of business operations to that other company, then employment with that other company shall be considered employment with Guidant for the purposes of this engagement bonus program. In the case of such divestiture, Guidant will remain obligated to pay, or to cause the other company to pay, the amounts that become due to you hereunder, and any amounts that become repayable by you will be paid to Guidant or the other company, as Guidant may direct.

Please understand that you are to keep the terms of this Agreement strictly confidential.

Peter, we look forward to your continued contributions.

Regards,

/s/ Keith E. Brauer

Keith E. Brauer
Vice President, Finance & CFO



By signing below, you agree to the terms of this Agreement.

Acknowledged:

/s/ Peter J. Mariani                                          12/16/05
--------------------                                          --------------
Peter J. Mariani                                              Date


cc:  Barb Reindl
     LaVonda Ezell